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                                  Exhibit 11.1
                               Sapient Corporation
                         Article 6.01 of Regulation S-K
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


          Computation of Shares Used in Computing Net Income Per Share

                                          Three Months Ended          Nine Months Ended
                                            September 30,               September 30,
                                         1996          1997          1996          1997
                                      ----------    ----------    ----------    ----------
Common Stock, beginning of period      9,231,390    11,594,970     8,831,730    11,492,760
Weighted average options exercised
during the period                         17,670        57,322       420,330       115,409
Weighted average options
outstanding,
other than those exercised during
the
period, using the treasury stock       1,159,585     1,097,420     1,082,202     1,044,917
method
Stock issued for initial public        1,695,000             -     1,111,374             -
offering
                                      ----------    ----------    ----------    ----------
                                      12,103,645    12,749,712    11,445,636    12,653,086
                                      ----------    ----------    ----------    ----------

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